Exhibit 99.01

For Immediate Release	Contact: Hans H. Buehler,
Chairman & CEO	(310) 638-0595

Coastcast Reports Sales for the Second Quarter

Rancho Dominguez, California (August 11, 2003) – Coastcast Corporation (OTCBB:  COCA) reported sales for the second quarter ended June 30, 2003.

For the second quarter of 2003 as compared to the same period in 2002, sales were $13,133,000 vs. $19,945,000.  For the six months ended June 30, 2003 as compared to the same period in 2002, sales were $23,864,000 vs. $41,901,000.

The company expects to report a net loss for the second quarter and the six months ended June 30, 2003.  This net loss for the second quarter 2003 is expected to increase significantly to reflect an impairment charge related to the company’s fixed assets.  The financial results for the second quarter and six months ended June 30, 2003 will be released upon the completion of the company’s fixed asset impairment analysis in accordance with Financial Accounting Standard No. 144 (FAS144), “Accounting for the Impairment or Disposal of Long-Lived Assets.”  The company anticipates that it will release earnings and file its second quarter Form 10-Q by mid September 2003.

Commenting, Hans Buehler, Chairman and CEO, stated: “The sales decrease was mainly due to a decline in golf sales mostly due to a decrease in unit sales resulting principally from the loss of market share to Chinese competitors.  Also, non-golf sales decreased primarily due to a decrease in medical sales.

“In April 2003, we informed the shareholders that the company would consider sale of the company.  The Board of Directors formed a special committee to evaluate alternatives.  The special committee has engaged Fairmount Partners LLC, as financial advisor, to explore alternatives.  This effort includes finding other interested buyers for the company.”

Coastcast, a manufacturer of golf clubheads, produces metal woods, irons and putters in a variety of metals, including stainless steel and titanium.  Customers include Burrows, Callaway, Ping and Titleist.  The company also manufactures a variety of investment-cast orthopedic implants and surgical tools and other specialty products that are made to customers’ specifications.

Except for the historical information, other statements in this release are forward-looking statements, pursuant to the safe harbor provisions of the Private Securities

Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially, including, but not limited to, industry conditions, economic conditions, competitive factors and pricing pressures, and shifts in market demand as well as other risks detailed in the company’s Securities and Exchange Commission filings.

Coastcast Corporation - 3025 East Victoria Street, Rancho Dominguez, CA 90221